LOAN AGREEMENT BY AND BETWEEN
          SHOWBIZ PIZZA TIME, INC. and BANK ONE, TEXAS,
                       NATIONAL ASSOCIATION - Exhibit 10(e)(1)
                                              ---------------
                              INDEX

1.       Credit Facilities . . . . . . . . . . . . . . . . . . .1

2.       Promissory Notes. . . . . . . . . . . . . . . . . . .  2

3.       Collateral. . . . . . . . . . . . . . . . . . . . . .  2

4.       Representations and Warranties. . . . . . . . . . . .  3

5.       Conditions Precedent to Advances. . . . . . . . . . .  4

6.       Affirmative Covenants . . . . . . . . . . . . . . . .  4

7.       Financial Covenants . . . . . . . . . . . . . . . . . 10

8.       Negative Covenants. . . . . . . . . . . . . . . . . . 11

9.       Events of Default . . . . . . . . . . . . . . . . . . 14

10.      Remedies. . . . . . . . . . . . . . . . . . . . . . . 16

11.      Rights Cumulative . . . . . . . . . . . . . . . . . . 16

13.      Benefits. . . . . . . . . . . . . . . . . . . . . . . 16

14.      Notices . . . . . . . . . . . . . . . . . . . . . . . 16

15.      Construction. . . . . . . . . . . . . . . . . . . . . 17

16.      Invalid Provisions. . . . . . . . . . . . . . . . . . 17

17.      Expenses. . . . . . . . . . . . . . . . . . . . . . . 17

18.      Participation of the Loans. . . . . . . . . . . . . . 17

19.      Entire Agreement. . . . . . . . . . . . . . . . . . . 17

20.      Counterparts. . . . . . . . . . . . . . . . . . . . . 17

ADDENDUM I . . . . . . . . . . . . . . . . . . . . . . . . . . 19

                          LOAN AGREEMENT



         THIS LOAN AGREEMENT (the "Loan Agreement") dated January 18, 1996 (the "Effective Date") is entered into by and between SHOWBIZ PIZZA TIME, INC., a Kansas corporation ("Borrower"), and BANK ONE, TEXAS, NATIONAL ASSOCIATION, a national banking association
("Bank"). The capitalized terms shall have the meanings defined within the text or in the definitions included in Addendum I to this Loan Agreement.

         1. (a) Credit Facilities. Subject to the terms and conditions set forth in this Loan Agreement, the Notes (hereinafter defined) and all other documents evidencing, securing, governing, guaranteeing and/or pertaining to the Notes evidencing the Loans, as hereinafter defined (collectively, together with the Loan Agreement, referred to hereinafter as the "Loan Documents"), Bank hereby agrees to provide to Borrower the credit facility or facilities hereinbelow (whether one or more, the "Credit Facilities"). Subject to the terms and conditions set forth herein, Bank agrees to lend to Borrower, on a revolving basis from time to time during the period commencing on the date hereof and continuing through and including 11:00 a.m. (Central time) on June 27, 1997 (the "Termination Date"), such amounts as Borrower may request hereunder (the "Commitments"); provided, however, the total principal amount outstanding at any time shall not exceed TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) (the "Revolving Line of Credit"). Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow hereunder. The sums advanced under the Revolving Line of Credit shall be used for issuance of letters of credit. All advances under the Credit Facilities shall be collectively called the "Loans". Bank reserves the right to require Borrower to give Bank not less than one (1) Business Day prior notice of each requested advance under the Credit Facilities, specifying (i) the aggregate amount of such requested advance, (ii) the requested date of such advance, and (iii) the purpose for such advance, with such advances to be requested in a form satisfactory to Bank.

         (b)  Letters of Credit.

         (i) Bank agrees to issue Letters of Credit in a form to be agreed to by the Borrower and Bank, issued at any time commencing on the date hereof and expiring on a date not exceeding one year from its date of issuance; provided, however, that (i) no Letter of Credit shall expire later than the Termination Date; (ii) Bank will not issue any Letter of Credit to the extent that, after giving effect to such issuance, the amount available to be drawn under all Letters of Credit plus the advances under the Loans would exceed the Revolving Line of Credit.

                    (ii) The Borrower shall pay, except as otherwise provided in the last sentence of this Section, to Bank in immediately available funds upon notice to the Borrower the amount of each payment made by Bank under a Letter of Credit.
         Notwithstanding Section 14, such notice may be given by telephone, but shall be confirmed that same day by a teletransmission in a writing from Bank to the Borrower.
         Payment by the Borrower to Bank on account of a payment under a Letter of Credit shall be made in immediately available funds by 3:00 p.m. (Dallas, Texas time) on the day notice thereof is given if notice is given prior to 12:00 p.m.
         (Dallas, Texas time) on such day. If notice is given by Bank after 12:00 p.m. (New York City time), payment shall be made by the Borrower by 1:00 p.m. (Dallas, Texas time) on the next succeeding Business Day. Interest on any amounts paid by Bank under a Letter of Credit shall accrue beginning on the date payment by the Borrower is due and payable at the rate specified the Notes. If (i) such payment due from the Borrower is not made on the date such payment is otherwise due and payable, (ii) the conditions precedent in Section 5 hereof have been satisfied and (iii) the Borrower shall give Bank irrevocable written notice signed by a duly authorized officer of the Borrower (which notice may be sent via teletransmission) on or before 11:00 a.m., Dallas, Texas time, on a day succeeding the date such payment is otherwise due and payable, then the amount of such payment due and unpaid plus any interest accrued thereon shall automatically, and without any further action on the part of the Borrower or Bank, be converted into and become a Loan for all purposes of this Loan Agreement subject to all the terms and conditions of this Loan Agreement relating to Loans.

                   (iii) Each Letter of Credit shall be issued on at least three Business Days' notice from the Borrower to Bank specifying the date such Letter of Credit will be issued (the "Issuance Date"), the amount, the expiry date, the name of the proposed beneficiary of such Letter of Credit (the "Proposed Beneficiary"), and such other information and documents as reasonably may be required or requested by Bank for the issuance of or drawing under such Letter of Credit.
         Notwithstanding Section 14, such notice may be given by telephone, but shall be confirmed that same day by teletransmission in a writing from the Borrower to Bank. On the Issuance Date specified by the Borrower in such notice and upon fulfillment of the applicable conditions set forth in
         Section 5, Bank will issue the Letter of Credit to the Proposed Beneficiary in the amount specified in such notice.

              (c) Letter of Credit Fees. In consideration of the issuance by Bank of each Letter of Credit, the Borrower hereby agrees to pay Bank a fee with respect to the amount available to be drawn under such Letter of Credit issued, computed on the basis of a 360-day year for the actual number of days occurring in the period in which such Letter of Credit is outstanding, at a rate equal to 1.5% per annum (the "Annual Fee") on the amount available to be drawn under such Letter of Credit issued plus Bank's normal fees, including but not limited to, fees for issuance, amendments, cancellations, postage and telecommunications charges where necessary. Such fees are to be paid as incurred in immediately available funds, except that the Annual Fee shall be paid in immediately available funds quarterly in arrears on the first day of each calendar quarter and on the date of expiration or earlier termination of such Letter of Credit.


         2. Promissory Notes. The Loans shall be evidenced by one or more promissory notes (whether one or more, together with any renewals, extensions and increases thereof, the "Notes") duly executed by Borrower and payable to the order of Bank, in form and substance acceptable to Bank. Interest on the Notes shall accrue at the rate set forth therein. The principal of and interest on the Notes shall be due and payable in accordance with the terms and conditions set forth in the Notes and in this Loan Agreement.

         3. Collateral. As collateral and security for the indebtedness evidenced by the Notes and any and all other indebtedness or obligations from time to time owing by Borrower to Bank, Borrower shall grant, and hereby grants, to Bank, its successors and assigns, a first and prior lien and security interest in and to the property described hereinbelow, together with any and all PRODUCTS AND PROCEEDS thereof (the "Collateral"):

              (a) Those certain real properties located at 7110 South Westmoreland, Dallas, Dallas County, Texas 75237, 711 Coliseum Blvd. West, Fort Wayne, Allen County, Indiana 46808, 6065 Youngerman Circle, Jacksonville, Duval County, Florida 32244, 7350 Plantation, Pensacola, Escambia County, Florida 32501, together with all improvements, fixtures, equipment and other appurtenances attached thereto.

              (b) All equipment and fixtures of whatsoever kind and character now or hereafter possessed, held, acquired, leased or owned by Borrower and used or usable in Borrower's business at the locations described in the immediately preceding paragraph (including, without limiting the generality of the foregoing, those certain items set forth on the additional sheets, if any, attached hereto and made a part hereof by reference as Exhibit "A"), together with all replacements, accessories, additions, substitutions and accessions to all of the foregoing, and all records relating in any way to the foregoing (including, without limitation, any computer software, whether on tape, disk, card, strip, cartridge or any other form).


Borrower agrees to execute such security agreements, assignments, deeds of trust and other agreements and documents as Bank shall deem appropriate and otherwise require from time to time to more fully create and perfect Bank's lien and security interests in the Collateral. Borrower shall provide a mortgagee's policy of title insurance to Bank on each of the tracts of real property included in the Collateral, insuring the priority of Bank's first and prior lien in and to such real property subject only to such title exceptions as Bank may approve in writing. The title insurance shall be in the aggregate amount of $2,000,000.00 allocated among the real properties as Bank shall determine. Borrower shall provide "as built" surveys of each of the real properties, certified to Bank by a registered public land surveyor, if Bank requests such surveys.

         4. Representations and Warranties. Borrower hereby represents and warrants, and upon each request for an advance under the Credit Facilities further represents and warrants, to Bank as follows:

              (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and all other states where it is doing business, and has all requisite power and authority to execute and deliver the Loan Documents; and

              (b) The execution, delivery, and performance of this Loan Agreement and all of the other Loan Documents by Borrower have been duly authorized by all necessary action by Borrower, and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights and except to the extent specific remedies may generally be limited by equitable principles; and

              (c) The execution, delivery and performance of this Loan Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not
         (i) conflict with, result in a violation of, or constitute a default under (A) any provision of its articles or certificate of incorporation or bylaws, if Borrower is a corporation, or its partnership agreement, if Borrower is a partnership, or any agreement or other instrument binding upon Borrower, or
         (B) any law, governmental regulation, court decree or order applicable to Borrower, or (ii) require the consent, approval or authorization of any third party; and

              (d) Each financial statement of Borrower supplied to the Bank truly discloses and fairly presents Borrower's financial condition as of the date of each such statement;

              (e)  There has been no Material Adverse Effect
         (hereinafter defined) on such financial condition or results of operations of Borrower subsequent to the date of the most recent financial statement supplied to the Bank; and

              (f) There are no actions, suits or proceedings, pending or, to the knowledge of Borrower, threatened against or affecting Borrower or the properties of Borrower, before any court or governmental department, commission or board, which, if determined adversely to Borrower, would have a Material Adverse Effect on the financial condition, properties, or operations of Borrower; and

              (g) Borrower has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

         5. Conditions Precedent to Advances. Bank's obligation to make any advance under this Loan Agreement and the other Loan Documents shall be subject to the conditions precedent that, as of the date of such advance and after giving effect thereto (i) all representations and warranties made to Bank in this Loan Agreement and the other Loan Documents shall be true and correct, as of and as if made on such date, (ii) no Material Adverse Effect on the financial condition of Borrower since the effective date of the most recent financial statements furnished to Bank by Borrower shall have occurred and be continuing, (iii) no event has occurred and is continuing, or would result from the requested advance, which with notice or lapse of time, or both, would constitute an Event of Default (as hereinafter defined), and (iv) Bank's receipt of all Loan Documents appropriately executed by Borrower and all other proper parties.

         6. Affirmative Covenants. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Bank has no further commitment to lend hereunder, Borrower agrees and covenants that it will, unless Bank shall otherwise consent in writing:

              (a)  The Borrower shall furnish to Bank:

              (i) Quarterly Statements -- within one Business Day after the day that is 45 days after the end of each quarterly fiscal period in each fiscal year of the Borrower (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

                        (A)  consolidated and consolidating
                   balance sheets of the Borrower and its
                   Subsidiaries as at the end of such quarter,

                        (B)  consolidated and consolidating
                   statements of income, changes in shareholders' equity and cash flows of the Borrower and its Subsidiaries, for such quarter and (in each case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial positions of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided, that delivery within the time period specified above of copies of the Borrower's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 6.1(a);

              (ii) Annual Statements -- within one Business Day after the day that is 90 days after the end of each fiscal year of the Borrower, duplicate copies of,

                        (A)  consolidated and consolidating
                   balance sheets of the Borrower and its
                   8Subsidiaries as at the end of such year, and

                        (B)  consolidated and consolidating
                   statements of income, changes in shareholders' equity and cash flows of the Borrower and its Subsidiaries for such year,

         setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

                        (A)  by an opinion thereon of independent
                   public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

                        (B)  a certificate of such accountants
                   stating that they have reviewed Sections 7(a), 7(b), 7(c), 8(b) and 8(d) of this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default under said Sections, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Defaults or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided, that the delivery within the time period specified above of the Borrower's Annual Report of Form 10-K for such fiscal year (together with the Borrower's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant's certificate described in clause (B) above, shall be deemed to satisfy the requirements of this Section;

              (iii) SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary generally to its shareholders or to it creditors (other than the Borrower or another Subsidiary), and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Borrower or any Subsidiary with the Securities and Exchange Commission and of each press release and other statements made available generally by the Borrower or any Subsidiary to the public concerning developments that are Material;

              (iv) Notice of Default or Event of Default -- promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 9.1, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto;

           (v) ERISA Matters -- promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Borrower or an ERISA Affiliate proposes to take with respect thereto:

                   (A) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

                   (B)  the taking by the PBGC of steps to
              institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

                   (C) any event, transaction or condition that could result in the incurrence of any liability by the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

              (vi) Accountants Reports -- promptly, and in any event within 30 days of receipt thereof by a Responsible Officer of the Borrower, copies of any report as to material inadequacies in accounting controls submitted by independent accountants in connection with any audit of the Borrower or any Subsidiary;

              (vii) Material Litigation -- promptly, and in any event within 30 days after a Responsible Office of the Borrower becomes aware of any litigation, arbitration or administrative proceedings affecting the Borrower or any of its Subsidiaries and which, if adversely determined, could be reasonably expected to have a Material Adverse Effect, a written statement of a Responsible Officer describing the nature and status of such matters and what action the Borrower or a Subsidiary has taken, is taking or proposes to take with respect thereto;

              (viii) Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Borrower or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute, or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

              (ix) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Borrower or any of its Subsidiaries or relating to the ability of the Borrower to perform its obligations hereunder and under the other Loan Documents as from time to time may be reasonably requested by Bank.

              (b) Additional Quarterly Reports and Certificate. The financial statements required to be furnished under Section 6(i) and (ii) hereof, shall be accompanied by:

              (i) Compliance Certificate -- the information (including detailed calculations) required in order to establish whether the Borrower was in compliance with the requirements of Sections 7(a), 7(b) and 7(c) during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

              (ii) Default -- a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Borrower and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Borrower or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Borrower shall have taken or proposes to take with respect thereto.

              (c) Inspection by Bank. The Borrower shall permit the representatives of Bank:

              No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Borrower, to visit the principal executive office of the Borrower, to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower's officers, and (with the consent of the Borrower, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Borrower, which consent will not be unreasonably withheld) to visit the other offices and properties of the Borrower and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

              Default -- if a Default or Event of Default then exists, at the expense of the Borrower, to visit and inspect any of the offices or properties of the Borrower or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries), all at such times and as often as may be requested.

              (d) Compliance With Laws. The Borrower will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including without limitation Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances, or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

              (e) Insurance. (i) The Borrower shall, and shall cause each of its Subsidiaries to, (A) keep all of its properties adequately insured at all times with responsible insurance carriers against loss or damage by fire and other hazards and
         (B) maintain adequate insurance at all times with responsible carriers against liability on account of damage to persons and property and under all applicable workmen's compensation laws. For the purposes of this Section, insurance shall be deemed adequate if the same is not less extensive in coverage and amount than is customarily maintained by other persons engaged in the same or similar business similarly situated.

              (ii) The Borrower, from time to time upon request of Bank, promptly shall furnish or cause to be furnished to Bank evidence, in form and substance satisfactory to Bank, of the maintenance of all insurance required by this Section to be maintained, including, but not limited to, such originals or copies as Bank may request of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments.

              (f) Maintain Properties. The Borrower will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

              (g) Taxes and Claims. The Borrower shall duly pay and discharge, and shall cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Borrower or any Subsidiary; provided, that neither the Borrower nor any Subsidiary need pay any such tax or assessment or claim if (i) the amount, applicability or validity thereof is contested by the Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Borrower or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

              (h) Corporate Existence. The Borrower shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its corporate existence (except as otherwise may be permitted by Section 8(c) hereof) and (ii) all rights and franchises (as franchisee) unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect any such right or franchise could not, individually or in the aggregate, have Material Adverse Effect.

              (i) Change in Business. The Borrower shall, and shall cause each of its Subsidiaries to, remain engaged solely in the business of owning and operating family restaurant/entertainment centers and other businesses directly related thereto.

              (j) Maintenance of Security Interest. The Borrower shall maintain perfected, first priority security interests in the Collateral securing any Loan in favor of Bank in accordance with the terms of any applicable mortgage or pledge agreement entered into in connection therewith, subject only to the Liens permitted pursuant to Section 8(a) hereof.

              (k) Further Assurances. Upon the request of Bank, the Borrower at its cost and expense shall, and shall cause each of its Subsidiaries to, duly execute and deliver, or cause to be duly executed and delivered, to Bank such further instruments and do and cause to be done such further acts as may be reasonably necessary or proper in the opinion of Bank to carry out more effectually any encumbrance or pledge of Collateral in connection with any Loan.

              (l) Other Indebtedness Covenants. If the Borrower or any Subsidiary at any time after the Effective Date and prior to the Termination Date shall enter into any agreement relating to Indebtedness with any party (the "Other Lender"), that requires the Borrower or any Subsidiary to comply with financial covenants that are in addition to or more restrictive than the financial covenants in this Loan Agreement at the time, or that permits the Other Lender to accelerate or require the Borrower or any Subsidiary to purchase or repay such Indebtedness prior to its stated maturity by reason of a default or event of default that is in addition to or more restrictive than the Defaults of Events or Default specified in this Loan Agreement at the time (in any such case howsoever described in such agreement), each covenant, event of default or other provision to such effect, and each related definition, in such agreement (as amended or modified from time to time thereafter) shall be deemed to be incorporated by reference in this Loan Agreement, mutatis mutandis, as if then and thereafter set forth herein in full. Promptly after entering into any such agreement (or any amendment or modification thereof) the Borrower will furnish a copy thereof (or a copy of the covenant, event of default or other provision that is incorporated by reference in this Loan Agreement as aforesaid) to Bank.


         7. Financial Covenants. Unless otherwise specified, all accounting and financial terms and covenants set forth below are to be determined according to GAAP. Borrower agrees to maintain the financial covenants and ratios set forth hereinbelow:

              (a) Net Worth. Borrower will maintain, at all times, its Consolidated Net Worth at not less than the sum of (i) One Hundred Fifteen Million and No/100 Dollars ($115,000,000.00) plus (ii) seventy-five percent (75%) of Consolidated Net Income for fiscal year 1995 and each fiscal year ending after the date of this Loan Agreement (but without any deduction for any consolidated net loss in any fiscal year) plus (iii) the amount of cash proceeds from the sale of equity securities issued after the date of this Loan Agreement.

              (b) Debt Service. Borrower will maintain, as of the last day of each fiscal quarter, a ratio of Consolidated Indebtedness to EBITDA for the four consecutive quarterly accounting periods ending with such fiscal quarter of not more than 1.75 to 1.00.

              (c) Interest Coverage. Borrower will maintain, as of the end of each fiscal quarter, a Consolidated Fixed Charge Coverage Ratio for any period of four consecutive quarterly accounting periods of not less than the applicable ratio shown for the applicable period as follows:


              For Quarterly Accounting
              Periods on or about these dates:                  Ratio
              -------------------------------                   ------

         December 31, 1995 to September 30, 1996           1.50 to 1.00
         October 1, 1996 to September 30, 1997             1.75 to 1.00
         October 1, 1997 and thereafter                    2.00 to 1.00


              (d) Prepayment on Senior Debt. Borrower shall not prepay or make any other extraordinary payments or distributions with respect to any payment on account of any debt under that certain 10.02% Series A Senior Notes due 2001 or Floating Rate Series B Senior Notes due 2000 as more fully described in that certain Note Purchase Agreement dated as of June 15, 1995 between Borrower and the purchasers named therein, except those prepayments or extraordinary payments that are presently specifically described in such Note Purchase Agreement, without compliance with the following requirements: (i) the outstanding principal balance and outstanding accrued unpaid interest of the Credit Facilities shall be paid in full, (ii) the Credit Facilities shall be submitted to the proper loan approval person or committee of Bank for consideration for reaffirmation or termination of the Revolving Line of Credit by Bank in its sole discretion and
         (iii) the Credit Facilities shall be submitted to the Texas Loan Approval Unit of Bank for consideration for reaffirmation or termination of the Revolving Line of Credit by Bank in its sole discretion.


         8. Negative Covenants. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Bank has no further commitment to lend hereunder:

              (a) Liens. (i) The Borrower will not and will not permit any Subsidiary to create, assume, incur or suffer to exist any Lien upon or with respect to any property or assets, whether now owned or hereafter acquired, securing any Indebtedness; provided, that nothing in this Section shall prohibit:

                   (A)  Liens in respect of property of the
              Borrower or a Subsidiary existing on the date hereof and described in financial statements previously delivered to Bank, and Liens relating to any extension, renewal or replacement of Indebtedness secured by any such Lien, provided that the principal amount of Indebtedness secured by any such Lien is not increased and such Lien does not extend to or cover any property of the Borrower or such Subsidiary, as the case may be, other than the property covered by such Lien on the date hereof;

                   (B) Liens in respect of property acquired by the Borrower or a Subsidiary after the date hereof,
              (1) existing on such property at the time of acquisition thereof (and not incurred in anticipation thereof), whether or not the Indebtedness secured thereby is assumed by the Borrower or a Subsidiary, or (2) created within 180 days after acquisition or completion of construction of improvements on such property, to secure Indebtedness assumed or incurred to finance all or any part of the purchase price or cost of construction of improvements on such property; or
              (3) in the case of any Person that hereafter becomes a Subsidiary or is consolidated with or merged with or into the Borrower or a Subsidiary or sells, leases or otherwise disposes of all or substantially all of its property to the Borrower or a Subsidiary, existing at the time such Person becomes a Subsidiary or is so consolidated or merged or effects such sale, lease or other disposition of property (and not incurred in anticipation thereof); provided that in any such case:

                        (x)  no such Lien shall extend to or
                   cover any other property of the Borrower or such Subsidiary, as the case may be,

                        (y)  the aggregate principal amount of
                   Indebtedness secured by all such Liens in respect of any such property shall not exceed the cost of such property at the time of such acquisition or, in the case of a Lien in respect of property existing at the time of such Person becoming a Subsidiary or being so consolidated or merged or effecting such sale, lease or other disposition, the fair market value of such property at such time, and

                        (z)  no Lien may be created pursuant to
                   subclause (2) above prior to December 31, 1996;

                   (iii) Liens securing Indebtedness owed by a
              Subsidiary to the Borrower or to a Wholly-Owned
              Subsidiary; and

                   (iv) Liens securing reimbursement obligations
              in connection with letters of credit obtained by the Borrower or a Subsidiary (including Letters of Credit issued under this Loan Agreement), provided that the aggregate unpaid principal amount of Indebtedness in respect of all such letters of credit secured by such Liens permitted by this Section does not at any time exceed $5,000,000.

         For purposes of this Section, any Lien existing in respect of property at the time such property is acquired or in respect of property of a Person at the time such Person is acquired, consolidated or merged with or into the Borrower or a Subsidiary shall be deemed to have been created at that time.


              (ii) In case any property is subjected to a Lien in violation of Section 8(a)(i), the Borrower will make or cause to be made effective provision whereby the obligations of the Borrower hereunder and under the other Loan Documents will be secured equally and ratably with all Indebtedness and other obligations secured by such Lien, and in any case Bank shall have the benefit, to the full extent that, and with such priority as, Bank may be entitled thereto under applicable law, of an equitable lien on such property securing the obligations of the Borrower hereunder and under the other Loan Documents. Such violation of Section 8(a)(i) shall constitute an Event of Default hereunder, whether or not any such provision is made pursuant to this Section 8(a)(ii).

              (b)  Asset Sales.   The Borrower will not and will not
         permit any Subsidiary to effect any Asset Sale other than:

              (i)  Asset Sales in the ordinary course of business,

              (ii) Asset Sales of property or assets by a Subsidiary to the Borrower or a Wholly-Owned
              Subsidiary or a Person then becoming a Wholly-Owned
              Subsidiary,

              (iii) Asset Sales consisting of the Borrower's investment as of the date of this Agreement in shares or Indebtedness issued by Monterey
              Acquisition Corp., the owner of Monterey Tex-Mex
              Restaurants, and

              (iv)  other Asset Sales; provided that

                        (A)  immediately before and after giving
                   effect to each such Asset Sale, no Default or Event of Default shall have occurred and be continuing,

                        (B)  the aggregate net book value of
                   property or assets disposed of in each Asset
                   Sale and all other Asset Sales by the Borrower and its Subsidiaries (1) during the immediately preceding twelve months does not exceed 5% of Consolidated Capitalization and
                   (2) during the period from the Effective Date to and including the effective date of such proposed Asset Sale does not exceed 10% of Consolidated Capitalization (in each case determined as of the last day of the quarterly accounting period ending on or most recently prior to the effective date of such proposed Asset Sale), and

                        (C)  such Asset Sales in the aggregate
                   shall not involve a substantial number of Chuck E. Cheese's restaurants (except in connection with closing in the ordinary course of business) or any intangible assets related to Chuck E. Cheese's restaurants generally, and, provided, further, that for purposes of clause (B) above there shall be excluded the net book value of property or assets disposed of in an Asset Sale if and to the extent such Asset Sale is made for cash, payable in full upon the completion of such Asset Sale, and an amount equal to the net proceeds realized upon such Asset Sale is applied by the Borrower or such Subsidiary, as the case may be, within one year after the effective date of such Asset Sale to reinvest in similar categories of property or assets for use in the business of the Borrower and its Subsidiaries (but not in a transaction permitted by Section 8(a)(i)(B).

              (c) Merger and Consolidation. The Borrower will not and will not permit any Subsidiary to enter into any transaction of merger or consolidation with any Person, except that the Borrower may merge or consolidate with any other Person, provided that (i) the Borrower shall be the surviving and continuing corporation and (ii) no Default or Event of Default shall have occurred and be continuing, and provided, further, that any Subsidiary of the Borrower may merge or consolidate with the Borrower or a Wholly-Owned Subsidiary of the Borrower.

              (d)  Subsidiary Indebtedness and Equity.  (i) The
         Borrower will not permit any Subsidiary to create, assume, incur, guarantee or otherwise become liable in respect of any Indebtedness except:

                   (A) Indebtedness securing Liens permitted by clause (A), (B) or (C) of Section 8(a)(i), and

                   (B) Indebtedness of a Wholly-Owned Subsidiary owing to the Borrower or another Wholly-Owned
              Subsidiary.

For purposes of this Section, a Subsidiary shall be deemed to have incurred indebtedness in respect of any obligation previously owed to the Borrower or to a Wholly-Owned Subsidiary on the date the obligee ceases for any reason to be the Borrower or a Wholly-Owned Subsidiary and a Person that hereafter becomes a Subsidiary shall be deemed at that time to have incurred all of its outstanding Indebtedness.

              (ii) Notwithstanding the provisions of Section 8(b) (other than Section 8(b)(iii)), the Borrower will not sell or otherwise dispose of and will not permit any Subsidiary to issue, sell, transfer or otherwise dispose of any shares of capital stock of any class (including as "capital stock" for the purposes of this Section, any warranties, rights or options to purchase or otherwise acquire capital stock or other securities exchangeable for or convertible into capital stock) of any Subsidiary of the Borrower to any Person other than the Borrower or a Wholly-Owned Subsidiary of the Borrower; provided, however, that notwithstanding the foregoing, to the extent necessary either to (A) permit a Subsidiary to operate in conformity with applicable licensing or other similar requirements or (B) provide for any required directors' qualifying shares, the Borrower may sell and any Subsidiary may issue, sell and transfer shares of capital stock of a Subsidiary to Persons other than the Borrower or a Wholly-Owned Subsidiary of the Borrower.

              (e) Transactions with Affiliates. The Borrower will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

              (f) Prohibited Payments. The Borrower will not and will not permit any Subsidiary to make, or obligate itself to make, any Prohibited Payment.

              (g)  Lease-Backs.  Notwithstanding the provisions of
         Section 8(b) hereof, the Borrower will not and will not permit any Subsidiary to enter into any arrangements, directly or indirectly, with any Person, whereby the Borrower or any of its Subsidiaries shall sell or transfer any property, whether now owned or hereafter acquired, used or useful in their respective businesses in connection with the rental or lease of the property so sold or transferred or of other property which the Borrower or any of its Subsidiaries intends to use for substantially the same purpose or purposes as the properties so sold or transferred.

              (h) Negative Pledges. The Borrower will not and will not permit any Subsidiary to enter into any agreement (excluding this Loan Agreement and the other Loan Documents) prohibiting the creation or assumption of any Lien upon its properties, revenues, or assets, whether now owned or hereafter acquired; provided, however, that notwithstanding the foregoing, the Borrower may enter into any such agreement in connection with and securing Indebtedness that is (i) scheduled to mature after the Termination Date, (ii) in an aggregate principal amount not in excess of $12,000,000 less the Revolving Line of Credit outstanding from time to time hereunder, and (iii) lent by a Person other than a commercial bank or trust company or an Affiliate thereof.


         9. Events of Default. Each of the following shall constitute an "Event of Default" of "Default" under this Loan
Agreement:

              (a) The failure, refusal or neglect of Borrower to pay when due any part of the principal of, or interest on, the Notes or any other indebtedness or obligations owing to Bank by Borrower from time to time, which failure, refusal and neglect continues for five (5) days after the date of written notice of same from Bank to Borrower; or

              (b) The failure of Borrower or any Obligated Party (as defined below) to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required herein or in any of the other Loan Documents; or

              (c) The occurrence of an event of default under any of the other Loan Documents; or

              (d) Any representation contained herein or in any of the other Loan Documents made by Borrower or any Obligated Party is false or misleading in any material respect; or

              (e) The occurrence of any event which permits the acceleration of the maturity of any Indebtedness in the amount of $1,000,000.00 or more owing by Borrower to any third party under any agreement or understanding; or

              (f) If Borrower or any Obligated Party: (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due;
         (ii) generally is not paying its debts as such debts become due; (iii) has a receiver or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or such party consents to or acquiesces in such appointment or possession;
         (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar laws (all of the foregoing hereinafter collectively called "Applicable Bankruptcy Law") or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within sixty
         (60) days after the filing thereof, or an order for relief naming such party is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party; (v) fails to have discharged within a period of sixty (60) days any attachment, sequestration or similar writ levied upon any property of such party; or (vi) fails to pay within sixty (60) days any final money judgment against such party; or

              (g) If Borrower or any obligated Party is an entity, the liquidation, dissolution, merger or consolidation of any such entity or, if Borrower or any Obligated Party is an individual, the death or legal incapacity of any such individual; or

              (h) The issuance or entry of (i) any judgment in excess of $500,000.00 against Borrower that is not discharged, bonded or dismissed within thirty (30) days after such issuance or entry; or (ii) any attachment or other lien against any of the property of Borrower for an amount in excess of $500,000.00 that is not discharged, bonded or dismissed within sixty (60) days after such entry; or

              (i) The failure, refusal or neglect of Borrower or any Obligated Party to maintain the financial ratios and covenants set forth in Section 7 herein which failure, refusal or neglect continues for thirty (30) days after the date of written notice of same from Bank to Borrower.

Nothing contained in this Loan Agreement shall be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default shall be cumulative. The term "Obligated Party", as used herein, shall mean any party other than Borrower who secures, guarantees and/or is otherwise obligated to pay all or any portion of the Indebtedness evidenced by the Notes.

         10. Remedies. Upon the occurrence of any one or more of the foregoing Events of Default, (a) the entire unpaid balance of principal of the Notes, together with all accrued but unpaid interest thereon, and all other indebtedness owing to Bank by Borrower at such time shall, at the option of Bank, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Borrower, and (b) Bank may, at its option, cease further advances under any of the Notes;
provided, however, concurrently and automatically with the occurrence of an Event of Default under subparagraph (f) in the immediately preceding paragraph: (i) further advances under the Notes shall cease, and (ii) the Notes and all other Indebtedness owing to Bank by Borrower at such time shall, without any action by Bank, become due and payable, without further notice, demand, presentation, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or notice of protest of any kind, all of which are expressly waived by Borrower. All rights and remedies of Bank set forth in this Loan Agreement and in any of the other
Loan Documents may also be exercised by Bank, at its option to be exercised in its sole discretion, upon the occurrence of an Event of Default.

         11. Rights Cumulative. All rights of Bank under the terms of this Loan Agreement shall be cumulative of, and in addition to, the rights of Bank under any and all other agreements between Borrower and Bank (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights now or hereafter held by Bank under the terms of any other agreement.

         12. Waiver and Agreement. Neither the failure nor any delay on the part of Bank to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Bank, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing. No modification or amendment to this Loan Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

         13. Benefits. This Loan Agreement shall be binding upon and inure to the benefit of Bank and Borrower, and their respective successors and assigns, provided, however, that Borrower may not, without the prior written consent of Bank, assign any rights, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents.

         14. Notices. Except as otherwise provided herein for oral or telephonic notices, all notices, requests, demands or other communications required or permitted to be given pursuant to this Loan Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the signature page hereof and shall be deemed to have been received either, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of mail, three (3) days after deposit in a depository receptacle under the care and custody of the United States Postal Service. Either party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least thirty (30) days prior to the effective date of such new address.

         15. Construction. This Loan Agreement and the other Loan Documents have been executed and delivered in the State of Texas, shall be governed by and construed in accordance with the laws of the State of Texas, and shall be performable by the parties hereto in the county in Texas where the Bank's address set forth on the signature page hereof is located. Notwithstanding the foregoing, any Loan Documents creating a mortgage, lien, encumbrance or security interest in property, real, personal or otherwise, shall be construed in accordance with the law of the state in which such property is located to the extent necessary to give full effect to any such Loan Documents and the mortgage, lien, encumbrance or security interest created thereby.

         16. Invalid Provisions. If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

         17. Expenses. Borrower shall pay all costs and expenses (including, without limitation, reasonable attorneys' fees) in connection with (i) any action required in the course of administration of the indebtedness and obligations evidenced by the Loan Documents including but not limited to appraisals and review, audits review, environmental audits and review (each as may be limited in this Loan Agreement), but excluding general administrative overhead expenses, and (ii) any action in the enforcement of Bank's rights upon the occurrence of an Event of Default.

         18. Participation of the Loans. Borrower agrees that Bank may, at its option, sell interests in the Loans and its rights under this Loan Agreement to a financial institution or institutions and, in connection with each such sale, Bank may disclose any financial and other information available to Bank concerning Borrower to each prospective purchaser.

         19. Entire Agreement. This Loan Agreement (together with the other Loan Documents) contains the entire agreement among the parties regarding the subject matter hereof and supersedes all prior written and oral agreements and understandings among the parties hereto regarding same. If there are any conflicts between this Loan Agreement and the other Loan Documents, this Loan
Agreement shall control; provided however that the Loan Documents shall be interpreted to the greatest extent possible to give effect to all terms contained therein, and the inclusion of additional terms in any of the Loan Documents which are not contained in this Loan Agreement shall not be deemed to be a conflict.

         20. Counterparts. This Loan Agreement may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same instrument.

         Executed by the parties on the date first written above.

                                  BANK:

                                  BANK ONE, TEXAS, N.A.



                                  By:
                                  Name:          Paul C. Koch
                                  Title:         Vice President

                                  Bank's Address:

                                  1717 Main Street, 3rd Floor
                                  Dallas, Texas  75201


                                  BORROWER:

                                  SHOWBIZ PIZZA TIME, INC.



                                  By:
                                  Name:          Larry G. Page
                                  Title:         Executive Vice
                                                 President & Chief
                                                 Financial Officer

                                  Borrower's Address:

                                  4441 W. Airport Freeway
                                  Irving, Texas  75062

                            ADDENDUM I
                                TO
                          LOAN AGREEMENT


         Defined Terms. As used in this Loan Agreement, the terms defined in the body of the Loan Agreement shall have the respective meanings ascribed thereto and the following terms shall have the following respective meanings:

         "Affiliate" means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owing or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Borrower or any Subsidiary or any corporation of which the Borrower and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, "Control" means the possession, indirectly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Borrower.

         "Asset Sale" shall mean any direct or indirect sale, transfer, lease (as lessor), loan or other disposition of any property or assets.

         "Business Day" shall mean any other day except Saturday, Sunday or other day on which Bank is not open for business at its offices set forth herein.

         "Capital Lease" shall mean, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

         "Capitalized Lease Obligations" shall mean, with respect to any person, all outstanding obligations of such person or respect of Capital Leases taken at the capitalized amount thereof accounted for as Indebtedness in accordance with GAAP.

         "Change of Control" shall mean (a) the acquisition through purchase or otherwise (including the agreement to act in concert with more), by any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act) directly or indirectly, in one or more transactions, of the beneficial ownership or control of securities representing more than 25% of the combined voting power of the Borrower's Voting stock or (b) the acquisition by an Person, entity or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act), of the power (whether or not exercised) to elect a majority of the Board of Directors of the Borrower. For purposes of this definition, "beneficial ownership" shall have the meaning set forth in Rule 13d-3 of the Securities and Exchange Commission adopted pursuant to the Exchange Act.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

         "Commitments" shall mean the Bank's commitment to lend the Revolving Line of Credit as stated in Section 1 of this Loan Agreement.

         "Commitment Period" at any date shall mean the period from and including the Effective Date to, but excluding, the Termination Date.

         "Consolidated Capitalization" shall mean, at any date, the sum of (a) Consolidated Indebtedness plus (b) Consolidated Net Worth plus (c) deferred tax liabilities (if any), all as determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP.

         "Consolidated Fixed Charge Coverage Ratio" shall mean, for any period, the ratios of (a) the sum of (i) EBITDA for such period plus (ii) Consolidated Operating Lease Rentals for such period to (b) the sum of (i) Consolidated Interest Expenses for such period plus (ii) Consolidated Operating Lease Rentals for such period.

         "Consolidated Indebtedness" shall mean, at any date, all Indebtedness of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

         "Consolidated Interest Expenses" shall mean, for any period, the sum for Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, of all amounts which would be deducted in computing Consolidated Net Income on account of interest on Indebtedness (including imputed interest in respect of (I) Capitalized Lease Obligations and amortization of debt discount and expense).

         "Consolidated Net Income" shall mean, for any period, the net income of Borrower and its Subsidiaries for such period, determined on an consolidated basis in accordance with GAAP, excluding (i) the proceeds of any life insurance, (ii) any gains arising from (A) the sale or other disposition of any assets (other than current assets) to the extent that the aggregate amount of the gains during such period exceeds the aggregate amount of the losses during such period from the sale, abandonment or other disposition of assets (other than current assets), (B) any write up of assets or (C) the acquisition of outstanding securities of Borrower or any Subsidiary, (iii) any amount representing any interest in the undistributed earnings of any other person (other than a Subsidiary), (iv) any earnings, prior to the date of acquisition, of any person acquired in any manner, and any earnings of any Subsidiary acquired prior to its becoming a Subsidiary, (v) any earnings of a successor to or transferee of the assets of Borrower prior to its becoming such successor or transferee, (vi) any deferred credit (or amortization of a deferred credit) arising from the acquisition of any person, and (vii) any extraordinary gains not covered by clause (ii) above.

         "Consolidated Net Worth" shall mean, as of any date, on a consolidated basis for Borrower and its Subsidiaries, (a) the sum of (i) capital stock taken at par or stated value plus
         (ii) capital in excess of par or stated value relating to capital stock plus (iii) retained earnings (or minus any retained earning deficit) minus (b) the sum of (i) capital stock constituting treasury stock plus (ii) capital stock subscribed for and unissued plus (iii) deferred compensation plus (iv) other equity accounts.

         "Consolidated Operating Lease Rentals" shall mean, for any period, the sum of the rental and other obligations required to be paid by Borrower and its Subsidiaries as lessee under all leases of real or personal property (other than Capital Leases), excluding any amounts required to be paid by the lessee (whether or not therein designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, all determined on a consolidated basis in accordance with GAAP.

         "Default" shall mean an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

         "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

         "EBITDA" shall mean, for any period, Consolidated Net Income plus all amounts deducted in the computation thereof on account of (i) Consolidated Interest Expense, (ii) depreciation and amortization expenses (including amortization of deferred compensation) and other noncash charges, (iii) income and profits taxes and (iv) extraordinary losses (if any) of the type described in clauses (ii) through (vii) of definition of "Consolidated Net Income" that are deducted in determining consolidated net income for such period.

         "Effective Date" of this Loan Agreement shall mean the date on which (i) counterparts of this Loan Agreement executed and delivered by the parties hereto shall have been received by Bank and (ii) the conditions precedent set forth in Section 5 hereto shall have been satisfied or waived in writing by Bank.

         "Eligible Affiliate" shall mean, as of any date of determination, any Affiliate of the Borrower (other than a Subsidiary) that would qualify as a Subsidiary if the Borrower were to exercise its then existing rights to acquire additional Voting Stock in such Affiliate; provided, however, that, as of the date hereof, "Eligible Affiliate" shall include all entities disclosed by Borrower to Lender that do not qualify as a Subsidiary.


         "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with Borrower under Section 414 of the Code.

         "Event of Default" shall mean any of the events specified in
         Section 9.1 hereof.

         "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

         "Governmental Authority" means

                   (a)  the government of

                        (i)  the United States of America or any
                   Sate or other political subdivision thereof, or

                        (ii) any jurisdiction in which the
                   company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Borrower or any Subsidiary, or

                   (b)  any entity exercising executive,
              legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

         "Guaranty" means with respect to any person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other person in any manner, whether directly or indirectly, including without limitation, obligations incurred through an agreement, contingent or otherwise, by such a person: (i) to purchase such Indebtedness or obligation or any property constituting security therefor; (ii) to advance or supply funds (A) for the purchase or payment of such Indebtedness or obligation; or (B) to maintain any working capital or other balance sheet condition or any income statement condition of any other person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligations; or
         (C) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other person to make payment of the Indebtedness or obligation; or (D) otherwise to insure the owner of such Indebtedness or obligation against loss in respect thereof. In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are subject to such Guaranty shall be assumed to be direct obligations of such obligor.

         "Indebtedness" shall mean, with respect to any person, at any time, without duplication (i) its liabilities for borrowed money, (ii) its liabilities for the deferred purchase price of the property acquired by such person (excluding accounts payable arising in the ordinary course of business and not overdue but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property), (iii) its Capitalized Lease Obligations, (iv) all liabilities for borrowed money secured by any Lien with respect to any property owned by such person (whether or not it is assumed or otherwise become liable for such liabilities), (v) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money), (vi) Swaps of such person, and (vii) any Guaranty of such person with respect to liabilities of the type described in any of clauses (i) through (vi) above. Indebtedness of any person shall include all obligations of such person of the character described in clauses (i) through (vi) to the extent such person remains legally liable in respect thereof, notwithstanding that any such obligation is deemed to be extinguished under GAAP.

         "Investment" in any Person shall mean any loan, advance, or extension of credit to or for the account of; any guaranty, endorsement or other direct or indirect contingent liability in connection with the obligations, capital stock or dividends of; any ownership, purchase or acquisition of any assets, business, capital stock, obligations or securities of; or any other interest in or capital contribution to; such Person.

         "Letter of Credit" shall mean a standby letter of credit issued by Bank pursuant to and in accordance with Section 2(b).

         "Lien" shall mean, with respect to any person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender, or other secured party to or of such person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

         "Loan Documents" shall mean this Loan Agreement, the Notes and all other documents evidencing, securing, governing, guaranteeing and/or pertaining to the Notes.

         "Material" shall mean material in relation to the business, operations, affairs, financial condition, profits, assets, properties or prospects of the Borrower and its Subsidiaries taken as a whole.

         "Multiemployer Plan" shall mean any Plan that is a "multiemployer plan" (as such term is defined in Section
         4001(a)(3) of ERISA).

         "PBGC" shall mean the Pension Benefit Guaranty
         Corporation referred to and defined in ERISA or any successor thereto.

         "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

         "Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have any liability.

         "Prohibited Payment" shall mean with respect to any Person (the "Referenced Person") any of the following when paid (or when the proceeds of which are paid) by or on behalf of the Referenced Person to any other Person:

                   (i) any defeasance, redemption, repurchase or other acquisition or retirement for value prior to scheduled maturity of any Indebtedness (A) ranked subordinate in right of payment to the Notes or (B) having a maturity date subsequent to the maturity of the Notes,

                   (ii) any expenditure or the incurrence of any liability to make any expenditure for any Restricted Investment, or

                   (iii)  the payment of any principal of,
              interest on, or any amounts due in respect of, any Indebtedness not permitted by Section 8.4 hereof.

         "Property" or "property" shall mean, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

         "Responsible Officer" means any Senior Financial Officer and any other officer of the Borrower with responsibility for the administration of the relevant portion of any Loan Document.

         "Restricted Investment" shall mean any Investment, to the extent it does not constitute (i) a Short Term Investment, (ii) an Investment in a Subsidiary or an Eligible Affiliate or a Minority Affiliate, (iii) an Investment in a Person as a result of which such Person becomes a Subsidiary or Eligible Affiliate or a Minority Affiliate, (iv) an Investment made in the ordinary course of business in a franchisee or licensee, or (v) a guaranty of certain obligations related to restaurant building and equipment leases entered into in the ordinary course of business, provided, however, that Investments in Minority Affiliates in excess of $5,000,000 outstanding at any one time shall constitute Restricted Investments.

         "Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Borrower.

         "Short Term Investment" shall mean an Investment in

                   (i)  direct obligations of the United States
              of America, or obligations of any instrumentality or agency thereof;

                   (ii) demand deposits in, negotiable
              certificates of deposit issued by, or negotiable bankers' acceptances (eligible for discount at Federal Reserve Banks) of, or repurchase agreements in respect of obligations described in clause (i) with, Bank or any bank or trust company organized under the laws of the United States of America or any State thereof having capital and surplus of not less than $250,000,000; and

                   (iii)  readily marketable commercial paper
              which, at the time of acquisition, is rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investor Services, Inc.;

         provided, that all of such Investments described in clauses (i), (ii) and (iii) shall be payable in Dollars and shall mature within twelve months after the date of acquisition thereof.

         "Subsidiary" shall mean, as to any person, any corporation or other business entity, a majority of the combined voting power of all Voting Stock which is owned by such person or one or more of its Subsidiaries or such person in one or more of its Subsidiaries. Unless the context otherwise clearly requires, a reference to a "Subsidiary" is a reference to a Subsidiary of Borrower.

         "Swaps" shall mean, with respect to any person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Loan Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the most recently ended fiscal quarter of such person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such person, then in each such case, the amount of such obligation shall be the net amount so determined.

         "Termination Date" shall mean the earlier of (i) the date on which this Agreement shall terminate in accordance with the provisions of Section 1 hereof or (ii) the Business Day, if any, on which the Commitments of Bank are terminated in accordance with Section 9.1 hereof.

         "Voting Stock" shall mean, with respect to any person, any shares of stock or other equity interests of any class or classes of such person whose holders are entitled under ordinary circumstances (irrespective of whether at the time stock or other equity interests of any other class are classes shall have or might have voting power by reason of the happening of any contingency) to vote for the election of a majority of the directors, managers, trustees or other governing body of such person.

         "Wholly-Owned Subsidiary" means, at any time, any Subsidiary all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Borrower and the Borrower's other Wholly-Owned Subsidiaries at such time.